UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2025

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338
(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CMC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, Commercial Metals Company (the “Company”) is party to the Sixth Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”), dated as of October 26, 2022, by and among the Company, certain of the Company’s subsidiaries as guarantors, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and an L/C Issuer, Citibank, N.A., PNC Bank, National Association, and Wells Fargo Bank, National Association (“Wells Fargo”) as Co-Syndication Agents, the lenders from time to time party thereto, and BofA Securities, Inc., Citibank, N.A., PNC Capital Markets LLC and Wells Fargo, as Joint Lead Arrangers and Joint Book Runners. The Credit Agreement originally provided for (i) a revolving credit facility in the aggregate principal amount of $600.0 million (the “Revolving Credit Facility”) and (ii) an October 26, 2027 maturity date for the Revolving Credit Facility, which was subsequently extended to October 26, 2029.

On October 31, 2025, the Company entered into the Limited Consent and Second Amendment to the Credit Agreement (the “Second Amendment”), by and among the Company, the guarantors party thereto, the lenders party thereto and the Administrative Agent. The Second Amendment (i) permits the loans under the Bridge Facility (as defined below) and waives the Company’s compliance with any terms and conditions of the Credit Agreement to the extent they would prohibit the Bridge Facility and (ii) modifies the event of default provisions in the Credit Agreement to provide that certain monetary judgments will not constitute an event of default.

Except as modified by the Second Amendment, the terms of the Credit Agreement remain the same.

The lenders that are parties to the Credit Agreement and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, certain of these services to the Company and its subsidiaries and to persons and entities with relationships with the Company and its subsidiaries, for which they received or will receive customary fees and expenses.

The foregoing description of the Second Amendment is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 8.01	Other Events.

As previously disclosed, the Company entered into a commitment letter, dated October 15, 2025 (the “Commitment Letter”), with Bank of America, N.A., BofA Securities, Inc. and Citigroup Global Markets Inc., pursuant to which, subject to the terms and conditions set forth therein, Bank of America, N.A. and Citigroup Global Markets Inc. agreed to provide the Company (i) a 364-day senior unsecured bridge facility in an aggregate principal amount of up to $1.85 billion (the “Bridge Facility”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of $600.0 million (the “Backstop Facility”). On October 31, 2025, in connection with the effectiveness of the Second Amendment, the Company amended and restated the Commitment Letter to eliminate the Backstop Facility.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1*	Limited Consent and Second Amendment to Sixth Amended and Restated Credit Agreement, dated October 31, 2025, by and among Commercial Metals Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: November 5, 2025	By:	/s/ Paul J. Lawrence
	Name:	Paul J. Lawrence
	Title:	Senior Vice President and Chief Financial Officer